EXHIBIT 16.1

October 24, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE: Development Capital Group, Inc.

Commission File Number 333-174240

The firm of Daszkal Bolton LLP, previously was the independent registered public accounting firm (“independent auditor”) for Development capital Group, Inc. (the “Company”), and reported on the financial statements of the Company for the period from September 27, 2010 (Inception) to March 31, 2011. We have read the statements that we understand the Company will include under Item 4.01 of Form 8-K it will file regarding the recent change of independent auditor, and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

DASZKAL BOLTON LLP
For the Firm

/s/ Scott A. Walters, C.P.A., P.A.